Exhibit 10.33

Amendment No. 1 to the Consultant Service
Agreement concluded on 1st October 2019

BETWEEN

Biophytis SA, a public limited company with a share capital of 5,362,650.80 euro whose registered office is located at 14 avenue de l’Opéra, 75001 Paris, registered with the Paris Trade and Companies Register under number 492 002 225 and represented by Mr Stanislas Veillet, duly authorised for the purposes hereof (hereinafter the “Customer”);

AND

SUCCESSFUL LIFE SAS, a simplified joint stock company with a sole shareholder, with a share capital of 1,000 euro whose registered office is located at 54 Rue Dombasle, 75015 Paris, registered with the Paris Trade and Companies Register under number 832 104 574 R.C.S. represented by Mr Jean Mariani, duly authorised for the purposes hereof (hereinafter the “Provider”).

The Customer and the Service Provider are hereinafter referred to collectively as the Parties and individually as a Party.

WHEREAS:

On 1st October 2019, Biophytis SA and Successful Life SAS concluded for a period of twelve (12) months, namely until 30 September 2020, a contract hereinafter “the Agreement” for the purpose of providing the Customer with the services of the “Chairman of the Scientific Committee” as well as scientific and strategic advice.

THE FOLLOWING IS HEREBY AGREED:

ARTICLE 1: PURPOSE

The purpose of this Amendment No. 1 is to extend the term of the Agreement.

ARTICLE 2: TERM

The Agreement is extended for a period of twelve (12) months, namely until 30 September 2021 and will be renewed by tacit agreement.

The provisions of the Agreement not modified by this Amendment No. 1 and which are not contrary thereto, shall remain in force.

Done in Paris

In two copies On 1st October 2020

/s/ Stanislas Veillet	/s/ Jean Mariani
Biophytis SA	Successful Life SAS
Represented by Mr Stanislas Veillet	Represented by Mr Jean Mariani